Exhibit 10.29

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”) is entered into effective September __, 2012 by and between Texas Rare Earth Resources Corp., a Nevada corporation (the “Company”), and Wm Chris Mathers (“Employee”).

Recitals

A.
Effective February 15, 2011, the Company and Employee entered into an employment agreement (the “Employment Agreement”) governing the terms and conditions of Employee’s employment as Chief Financial Officer of the Company.

B.	The Company and Employee now wish to establish a framework under the Employment Agreement for Employee’s expected departure from the Company at the end of calendar year 2012.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follow:

1.	The Employment Agreement shall remain in full force and effect and shall be unamended, except as specifically set forth herein.

2.
Employee shall continue to perform his services to the Company in accordance with the standards set forth in the Employment Agreement through December 31, 2012.  Such services shall include, but are not limited to, performing his day-to-day job duties and using his reasonable best efforts to (i) create a smooth transition to any successor to Employee, (ii) sublet the Company’s office space in Denver, Colorado, and (iii) perform such other duties as may be assigned to Employee in accordance with Section 3 of the Employment Agreement.

3.	In addition to, and not in limitation of, the foregoing, Employee shall complete the following tasks prior to December 31, 2012:

(i)	Preparation and timely filing of Form S-1 for the Company.
(ii)	Timely completion of the annual financial audit of the Company for FY 2012.
(iii)	Preparation and timely filing of Form 10-K for the Company for FY 2012.
(iv)	Timely completion of all required Sarbanes-Oxley compliance items due on or prior to December 31, 2012.
(v)	Preparation and timely completion of the Company’s Annual Report for FY 2012.

4.
In the event Employee satisfies the requirements set forth in Sections 2 and 3 above, the Company shall terminate Employee’s employment with the Company in accordance with Section 8(c)(i) of the Employment Agreement (i.e. for reasons other than Misconduct or Disability) on January 1, 2013, and Employee shall, upon satisfaction of the terms and conditions of the Employment Agreement (including the requirement to timely sign a binding release of claims), be entitled to severance payments and benefits pursuant to Section 8(c)(i) of the Employment Agreement as a result of such termination.  The parties agree that the cash severance amount due pursuant to Section 8(c)(i) of the Employment Agreement as of January 1, 2013 shall be $240,000.

5.
Upon executing this Agreement, Employee acknowledges and agrees that the change in the composition of the Company’s Board between July 15th and August 3rd does not qualify as a “Corporate Change,” (as defined in the Employment Agreement), and that Employee may not terminate his employment for “Good Reason” under Section 8(e) of the Employment Agreement based on such change in Board composition.

6.
Upon executing this Agreement, the Company acknowledges and agrees that “Misconduct,” as previously defined in Section 8(c)(ii) of the Agreement, shall mean (A) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, and the Employee fails to cure such failure within fifteen (15) days after receipt of such demand, (B) Employee’s conviction for the commission of a felony, or (C) any action or inaction by the Employee that is materially injurious to the Company and that involves fraud, embezzlement, theft, or similar dishonesty by Employee.

IN WITNESS WHEREOF, the parties have executed this Supplemental Agreement effective as of the date set forth above.

TEXAS RARE EARTH RESOURCES CORP.

By: /s/ Dan Gorski
Dan Gorski, Chief Executive Officer

Date: 9/26/2012

Wm Chris Mathers:

/s/ Wm Chris Mathers

Date:   9/26/2012